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                                                                     Exhibit 5.1








                               September 25, 2002




The Board of Directors of Caldera International, Inc.
355 South 520 West
Lindon, Utah 84042

Re: Registration Statement on Form S-8 filed by Caldera International, Inc. (the "Company") with respect to the shares of common stock issued in connection with the Caldera International, Inc. 2002 Omnibus Stock Incentive Plan (the "Plan")

Gentlemen:

         We refer you to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, for registration of up to 1,500,000 shares of common stock, par value $.001 per share, of the Company ("Common Stock") potentially subject to awards under the Plan. We advise you that, in our opinion:

                  The issuance of up to 1,500,000 shares of Common Stock pursuant to awards under the Plan has been duly approved by the board of directors of the Company and such shares, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable. We assume, for these purposes, that the issuance of any awards under the Plan and of the Common Stock subject to such awards will be made pursuant to the Plan, in full accordance with the terms and conditions of the Plan and pursuant to this Registration Statement.

         We hereby consent to the identification of us as having rendered the opinion herein, and reference to the foregoing opinion, including the filing of this opinion as an exhibit, to the Registration Statement.

                                       Very truly yours,

                                       /s/ Parr Waddoups Brown Gee & Loveless

                                       PARR WADDOUPS BROWN GEE & LOVELESS